Exhibit 16.1

March 30, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by The Joint Corp. and are in agreement with the statements contained in Item 4.01(a) therein, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01(a) of Form 8-K of The Joint Corp. dated March 30, 2021. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Plante & Moran, PLLC
Denver, Colorado